WACHTELL, LIPTON, ROSEN & KATZ





                                  February 14, 1994



VIA FACSIMILE
- -------------

Donald Oresman, Esq.
Paramount Communications Inc.
15 Columbus Circle
New York, New York  10023


Dear Donald:

          In light of the continued decline in the price of Viacom stock and the substantial difference in favor of the QVC offer for Paramount, QVC requests that the Paramount Board of Directors forthwith reconsider its recommendation of the Viacom offer.


                                        Very truly yours,

                                        /s/ Martin

                                        Martin Lipton